Exhibit 23.1

KPMG LLP Suite 500 191 West Nationwide Blvd. Columbus, OH 43215-2568

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 2, 2025, except for the financial statement captions Other Assets, Right-of-use lease asset, Compensation and benefits payable, Accounts payable and other liabilities, Operating lease liability, on the Consolidated Statements of Financial Condition; Employee compensation and benefits on the Consolidated Statements of Operations; Other assets, Accounts payable and other liabilities on the Consolidated Statements of Cash Flows; and the related Notes to Consolidated Financial Statements — Note 2: Accounting Standards Adopted in 2024, Note 2: Accounting Standards Not Yet Adopted, Note 6: Commitments and Contingencies, Note 7: Accounts Payable and Other Liabilities, Note 10: Earnings (Loss) Per Share, Note 13: Income Taxes, Note 14: Segment Reporting, Note 15: Subsequent Events, as to which the report date is June 27, 2025, with respect to the consolidated financial statements of Strive Enterprises, Inc., included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Columbus, Ohio December 3, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
 KPMG International Limited, a private English company limited by guarantee.